EXHIBIT 10.1

NATIONAL PENN BANCSHARES, INC.

DIRECTORS' FEE PLAN

 (Amended and Restated Effective January 1, 2005)

Amendment No. 1

The Board of Directors of National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Directors' Fee Plan (as amended and restated effective January 1, 2005) (the "Plan") on  November 23, 2005. The shareholders of the Company approved the Plan at the Annual Meeting held on April 25, 2006.

The Board of Directors hereby amends the Plan by this Amendment No. 1 to reflect changes in regulations made final under section 409A of the Internal Revenue Code of 1986, as amended.  This Amendment No. 1 is effective as of January 1, 2005.

1.           The final paragraph of each of Section VI-A and VIII-A is amended to read as follows:

"Once made, an election as to the event which shall occasion a distribution and an election as to the method or timing of the distribution shall be irrevocable, unless (i) the Compensation Committee consents in writing to an election change, (ii) the election does not take effect until at least twelve months after the date on which the election is made, (iii) the payment with respect to which the election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid and (iv) the election is made not less than twelve months before the date the payment is scheduled to be paid."

2.           Section IX-B is amended to substitute the words" domestic relations order (as defined in section 414(p)(1)(B) of the Code)" for the words "State domestic relations law" at the end thereof.

3.           The third sentence of Section XII-A is amended to delete the comma "(,)" at the end of sub clause (i) thereof and insert "without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)), "
at the end thereof.

4.           Sections XII-B, XV-B and XV-C are deleted.

5.           Section XV-D is amended to read as follows:

"If any amount becomes payable on account of a payee's separation from service and the Committee determines that such payee is a "specified employee", payment of any amount due during the first six calendar months following the payee’s separation from service shall be deferred until the first day of the calendar month that is at least six full months after the payee's separation from service.  The term "specified employee" means a payee who, as of the date of separation from service, is a "key employee" of the Company or a subsidiary of the Company.  A payee is a "key employee" if the payee meets the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve-month period ending on a December 31st.  If a payee is a "key employee" on that date, the payee is treated as such and therefore is a "specified employee" for the entire twelve-month period beginning on the April 1st following the December 31st as of which key employee status is determined."

6.            Section XVI-B, subparagraphs 1-3, are amended to read as follows:

"(1)   A change in ownership of the Company, which is deemed to occur when an acquisition by any one person, or more than one person acting as a group (as defined in 26 CFR 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that taken together with stock held by such person or group constitutes more than 50% of the total voting power or total fair market value of the Company's stock then outstanding.

(2)   A change in the effective control of the Company, which is deemed to occur when (i) any one person, or more than one person acting as a group (as determined under 26 CFR 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve-month period ending on the most recent acquisition by such person or group)) ownership of the stock of the Company possessing 30%  or more of the total voting power of such stock or (ii) a majority of the Company's Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of election.

(3)   A change in the ownership of a substantial portion of the Company's assets, which is deemed to occur on the date that any one person or more than one person acting as a group (as determined under 26 CFR 1.409A-3(i)(5)(v)(B) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions."

This Amendment No. 1 to the Plan was approved by the Board of Directors on June 27, 2007.

Executed this 27th day of June, 2007

Attest:	NATIONAL PENN BANCSHARES, INC.

By: /s/ Gary L. Rhoads	By: /s/ Sandra L. Spayd
Gary L. Rhoads	Sandra L. Spayd
GEVP & Chief Financial Officer	Corporate Secretary